Exhibit 99.1

FOR IMMEDIATE RELEASE

WMS REPORTS $0.27 DILUTED EPS FOR ITS FISCAL 2008 SECOND QUARTER
ON RECORD QUARTERLY REVENUES OF $159 MILLION

- Operating Income Increases 43% to $24 Million as Operating Margin Grows to 15% -

- WMS Raises Fiscal 2008 Revenue Guidance to $620-to-$632 Million and
Initiates Third and Fourth Quarter Revenue Guidance -

Waukegan, Illinois, February 6, 2008 - WMS Industries Inc. (NYSE:WMS), a leading designer, manufacturer and marketer of gaming machines to the global gaming industry, today reported second quarter net income of $16.0 million, or $0.27 per diluted share, for the three-month period ended December 31, 2007.

Fiscal 2008 Second Quarter Highlights:

•	Total revenues grew 18% to a quarterly record $159 million
•	Worldwide new unit shipments rose to a second-quarter record 7,064 gaming machines
•	Participation installed base increased 6%, or 492 units, on a quarterly sequential basis from September 30, 2007 to 9,186 units at December 31, 2007
•	Gross profit margin rose 410 basis points to 59%
•	Operating income of $24 million rose 43% and the operating margin increased to 15%
•	Net income rose 31% to $16.0 million, or $0.27 per diluted share
•	Adjusted EBITDA, a non-GAAP metric, rose 30% to a quarterly record of $48 million (see reconciliation to net income schedule at the end of this release)
•	Cash flow from operations increased 64% to $31 million leading to a 57% increase to $70 million for the six months ended December 31, 2007
•	Common stock repurchases of $10 million under Company’s repurchase authorization

“WMS’ record second quarter results were driven by the exceptional 34% growth in gaming operations revenue and the 47% increase in International unit sales revenues,” noted Brian R. Gamache, President and Chief Executive Officer.  “Overall, the strong operating performance reflects continued success and industry leadership in developing unique, innovative products that appeal to players on a global basis.  WMS’ product development strength remains a key factor in building our North American market and ship share, and in helping us address the challenges associated with a slow domestic replacement cycle.  In addition, the ongoing benefits from our lean sigma process improvement and strategic sourcing initiatives contributed to the margin improvement and our ability to generate increased quarterly cash flow from operating activities.

“We continue to expect strong second half fiscal 2008 financial results, which is consistent with our experience in fiscal 2007.  We are raising our total revenues guidance for fiscal 2008 to a range of $620 million-to-$632 million, from our previous range of $595 million-to-$615 million,

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WMS Reports Record Fiscal Second Quarter Results, 2/6/2008          page 2

based on our performance in the first half of fiscal 2008, expected new demand from California casinos that have existing capacity for near-term expansion and new racino facilities in Indiana, while taking into consideration continued softness in North American replacement demand and anticipated impact from a slower economy.  Overall, we expect fiscal 2008 to benefit from continued growth in our gaming operations business, further market share expansion, international growth and our continued execution in achieving operating margin efficiencies, which drive increased cash flow generated from operations.”

Second Quarter Financial Review

WMS achieved an 18%, or $24.6 million, increase in total revenues to $159.2 million for the fiscal second quarter ended December 31, 2007 compared to $134.6 million in the December 31, 2006 quarter.  The following table summarizes the key components related to revenue generation for the three and six months ended December 31, 2007 and 2006 (in millions, except unit, per unit and per day data):

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006
Product Sales Revenues:
New unit sales revenues	$89.7	$83.4	$152.5	$140.8
Other product sales revenues	15.0	10.4	33.1	21.6
Total product sales revenues	$104.7	$93.8	$185.6	$162.4

New units sold	7,064	6,930	11,958	11,641
Average sales price per new unit	$12,683	$12,043	$12,747	$12,101

Gross profit on product sales revenues	$50.3	$42.1	$88.9	$71.3
Gross margin on product sales revenues	48.0%	44.9%	47.9%	43.9%
Gaming Operations Revenues:
Participation revenues	$48.8	$36.5	$95.1	$74.2
Other gaming operations revenues	5.7	4.3	11.0	8.6
Total gaming operations revenues	$54.5	$40.8	$106.1	$82.8

WAP games at period end	1,810	1,485	1,810	1,485
LAP games at period end	2,294	1,909	2,294	1,909
Stand-alone games at period end	5,082	4,019	5,082	4,019
Total installed participation base at period end	9,186	7,413	9,186	7,413

Average participation installed base	8,767	7,123	8,558	7,061
Average revenue per day per participation machine	$60.46	$55.65	$60.38	$57.09

Installed casino-owned daily fee games at period end	797	705	797	705
Average casino-owned daily fee games installed base	749	711	749	740

Gross profit on gaming operations revenues	$43.2	$31.4	$84.2	$64.8
Gross margin on gaming operations revenues	79.3%	77.0%	79.4%	78.3%

Total revenues	$159.2	$134.6	$291.7	$245.2
Total gross profit	$93.5	$73.5	$173.1	$136.1
Total gross margin	58.7%	54.6%	59.3%	55.5%

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WMS Reports Record Fiscal Second Quarter Results, 2/6/2008          page 3

New unit sales revenues for the December 2007 quarter increased 8%, or $6.3 million, to $89.7 million compared to $83.4 million in the year-ago period.  Total new unit shipments grew year over year to a second quarter record 7,064 gaming machines.  The year-over-year revenue improvement was primarily driven by a broad-based 47% increase in International unit sales revenues, which more than offset a 7% decline in North American unit sales revenues.  International new unit shipments represented 38% of total new units sold worldwide in the December 2007 quarter compared with 25% of total new units sold in the December 2006 quarter.  Sales of mechanical reel products exceeded 2,100 units in the December 2007 quarter, or 30% of total new units sold, compared to 27% in the prior-year quarter.  In the prior-year quarter, North American new unit sales benefited from initial shipments of over 1,400 units to customers in Pennsylvania and Broward County, Florida, new jurisdictions that opened in the December 2006 quarter.  The average selling price of new gaming machines rose 5% year over year to $12,683, primarily reflecting higher list prices.

Other product sales revenues increased $4.6 million, or 44%, over the prior-year period, reflecting higher revenues from sales of conversion kits and used gaming machines, partially offset by lower revenues from parts sales.  As a result of the high-earnings power of our G+® and Innovation series of video games and 3-reel mechanical multi-line, multi-coin gaming products, WMS shipped 2,400 conversion kits in the December 2007 quarter compared to approximately 750 conversion kits in the prior-year period.  WMS sold just over 900 used gaming machines at higher average prices in the December 2007 quarter compared to approximately 2,200 used gaming machines at lower prices in the December 2006 quarter.

Gaming operations revenues grew 34%, or $13.7 million, to $54.5 million in the December 2007 quarter compared with $40.8 million in the year-ago period.  The increase primarily reflects a 23% year-over-year increase in the average installed base in the December 2007 quarter to 8,767 participation units and a nearly $5.00 increase in the average revenue per day to $60.46.  The average daily revenue also increased modestly from $60.28 in the September 2007 quarter, reflecting the strong performance of newer gaming machine placements that more than offset the seasonal decline traditionally experienced in the December quarter.  Favorable player and customer response to new games for our three innovative participation platforms contributed to the year-over-year increases in both the installed footprint and the average daily revenue per participation machine.  The participation installed base rose 6%, or by 492 units on a quarterly sequential basis to 9,186 units at December 31, 2007.

“Our gaming operations growth continues to be impressive both from the expansion of our installed base and the rise in our average revenue per day,” Gamache added.  “WMS’ new participation platforms, including Big Event® games on our Community Gaming™ platform, our unique “Sensory Immersion” gaming platform and Transmissive Reels™ gaming machines, continue to perform at high earnings levels.  Importantly, the success of these platforms provides a solid foundation for introductions of additional innovative, differentiated products in the future.

“In particular, the performance of our new THE WIZARD OF OZ™ wide-area progressive games is surpassing the play-level records previously established by our most successful products.  WMS’ growing success in placing innovative participation products warrants an increase in our fiscal 2008 average installed participation base guidance from 8,400-to-8,600 units to 8,800-to-9,000 units which translates into year-over-year growth of 21% to 23%.”

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WMS Reports Record Fiscal Second Quarter Results, 2/6/2008       page 4

Total gross profit, as used herein excluding depreciation expense, increased 27% or $20.0 million to $93.5 million for the December 2007 quarter from $73.5 million in the December 2006 quarter, and total gross margin improved by more than 400 basis points to 59%.  Gross margin on product sales revenues increased 310 basis points to 48% compared with 45% in the year-ago period, reflecting continued success with the ongoing implementation of the Company’s lean sigma process improvement and strategic sourcing initiatives.  Gross margin on gaming operations was 79% in the December 2007 quarter, up from 77% in the year-ago period, primarily reflecting the operating leverage from the year-over-year increase in the installed base of high-performing games and lower relative WAP jackpot expense.

Research and development expenses of $17.5 million, or 11% of total revenues, for the December 2007 quarter increased $3.4 million, or 24%, over the December 2006 quarter and $0.7 million on a quarterly sequential basis.  The increase is related to WMS’ expanded product development initiatives for server-enabled gaming, the creation of intellectual property, support for the Company’s expanded product portfolio, including higher payroll-related costs associated with improved operating performance, and the addition of the research and development expenses of Systems in Progress (“SiP”), which was acquired in July 2007.  The Company continues to emphasize the development of innovative new products and, as a result, is incurring higher R&D expenses.  Year-to-date, as anticipated, research and development expenses are $7.7 million or 29% higher than the comparable prior-year six-month period.

Selling and administrative expenses were $34.1 million in the December quarter, or 21% of total revenues, compared to $27.8 million, or 21% of total revenues in the September 2007 quarter and $26.6 million, or 20% of total revenues, in the year-ago period.  The increase reflects higher payroll-related costs associated with improved operating performance and headcount increases during the past twelve months to support international expansion and overall growth in the company’s business, including higher spending on customer service and field operations support activities to sustain WMS’ larger participation installed base and increased customer touch points.  The current quarter also reflects higher non-cash charges for bad debt expense, higher legal expenses and the impact of consolidating SiP results since July 2007.  In addition, due to the continued strength of WMS’s financial performance, the Company recorded a non-cash cumulative charge related to certain performance-based equity grants.  The Company expects that during the remainder of fiscal 2008 selling and administrative expenses will decline as a percentage of total revenues, reflecting a lower level of spending.

Depreciation expense increased $1.8 million, or 11%, to $17.8 million in the December 2007 period, primarily reflecting the impact of the Company’s investment in its growing gaming operations business, as evidenced by the 24% year-over-year increase in the period-end installed base of participation machines.

The effective income tax rate was approximately 34.7% and 34.5% for the three and six months ended December 31, 2007, partially reflecting a benefit from the research and development tax credit legislation that expired on December 31, 2007.  As a result of that expiration, we expect the effective tax rate for the second half of fiscal 2008 to range between 36% and 37%, and to likely remain at that level into fiscal 2009.  The December 2006 quarter effective rate of 24.7% benefited from a retroactive reinstatement of the research and development tax credit.

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WMS Reports Record Fiscal Second Quarter Results, 2/6/2008           page 5

For the six months ended December 31, 2007, cash flow from operating activities rose 57% to $69.9 million year over year and in the December 2007 quarter by 64%, or $12.2 million, to $31.3 million.  The improvement for both the six-month and fiscal second quarter periods primarily resulted from increases in net income, non-cash expenses and depreciation.  Net cash used in investing activities decreased year over year in both the December quarter and the first six months of fiscal 2008, reflecting a decrease in investment in the purchase of businesses and in technologies, intellectual property and third-party licensed brands.  In addition, the Company had a lower investment in additions to gaming operations equipment resulting from an improvement in capital deployed in the gaming operations business despite the continued growth in the installed footprint.  WMS’s fiscal 2008 second quarter adjusted EBITDA rose 30% over the year-earlier period to a quarterly record $48.2 million.

In addition, during the December 2007 quarter, the Company repurchased 306,100 shares of its common stock at an average price of $32.61 for a total of $10 million.  WMS has approximately $40 million remaining available under its existing share repurchase authorization. Since the initiation of its share repurchase program in 2002, WMS has repurchased approximately 10% of its shares outstanding for a total of $62.5 million, at an average price of just under $11.00.

Gamache concluded, “With excellent prospects for significant ongoing growth, we believe our reinvestment in WMS through share repurchases will create additional value for our stockholders. With significant opportunities for sales to new and expanding jurisdictions, the potential improvement in the domestic replacement cycle and the opportunities for new revenue streams made possible in a networked gaming environment – we clearly believe the best days for WMS are ahead of us.”

Fiscal 2008 Financial Outlook

WMS updated its fiscal 2008 guidance to include new demand from California casinos that have existing capacity for near-term expansion and new racino facilities in Indiana.  Based upon current indicated customer demand, WMS believes that its incremental unit volume for these properties will range from 1,000-to-1,500 units, with much of this new demand likely to occur in the March 2008 quarter.  In addition, WMS updated its guidance for the average installed footprint of participation games for fiscal 2008 to a range of 8,800-to-9,000 units compared to the prior expectation of 8,400-to-8,600 units.  The impact of the additional revenues is tempered by continued softness in North American replacement demand and the anticipated impact from a slower economy.  As a result of these revised expectations and the Company’s performance in the first half of fiscal 2008, WMS has raised its fiscal 2008 revenue guidance to a range of $620 million to $632 million from its earlier range of $595 million to $615 million.

WMS also initiated fiscal 2008 third quarter total revenue guidance of $160 million to $166 million, or 17%-to-21% higher than fiscal 2007 third quarter total revenues.  Fiscal fourth quarter revenues are expected to range from $168 million to $174 million, a 6%-to-10% increase over the prior year.

WMS intends to increase its spending on R&D activities and organizational expansion to support the accelerated development of advanced networked gaming applications and to support its portfolio of innovative products and services that will be available in a server-enabled gaming environment.  The planned increase in R&D will also support further growth of the Company’s

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WMS Reports Record Fiscal Second Quarter Results, 2/6/2008           page 6

differentiated game library and global technological capabilities.  As a result, WMS now expects that its R&D expense will be approximately 12% of total revenue for fiscal 2008, compared to the Company’s prior expectation of 11%-to-12%, and that selling and administrative expenses will be in a range of 19%-20% of revenues, compared to 20.3% of total revenues in fiscal 2007.  In aggregate, WMS continues to expect ongoing improvement in its operating margin and reiterates its expectation that the operating margin for fiscal 2008 will be 15%-to-16% of total revenues.

The Company routinely reviews its guidance and may update it from time to time based on changes in the market and its operations.

WMS Industries Inc. is hosting a conference call and webcast at 4:30 PM EST today, Wednesday, February 6, 2008.  The conference call numbers are 212/271-4603 or 415/247-8546.  To access the live call on the Internet, log on to www.wms.com (select “Investor Relations”).  Following its completion, a replay of the call can be accessed for thirty days on the Internet via www.wms.com.

Product names mentioned in this release are trademarks of WMS, except for the following:

THE WIZARD OF OZ and all related characters and elements are trademarks of and © Turner Entertainment Co.

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, liquidity, pending regulatory matters and outcomes of contingencies, including legal proceedings, among others.  Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,”  “believe,” “estimate,” “project,” and “intend,” among others.  These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements.  Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect.  Consequently, no forward-looking statements may be guaranteed.  Factors which could cause our actual results to differ from expectations include (1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software; (2) a failure to obtain and maintain our gaming licenses and regulatory approvals; (3) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance; (4) a decrease in the desire of casino customers to upgrade gaming machines or allot floor space to leased or participation games, resulting in reduced demand for our products; (5) cancellation or modification by customers of new gaming machine or participation orders; (6) a software anomaly or fraudulent manipulation of our gaming machines and software; (7) a failure to obtain the right to use, or an inability to adapt to rapid development of new technologies; and (8) an  infringement claim seeking to restrict our use of material technologies.  These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business-Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2007 and our more recent reports filed with the Securities and Exchange Commission.

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WMS Reports Record Fiscal Second Quarter Results, 2/6/2008           page 7

WMS is engaged in serving the gaming industry worldwide by designing, manufacturing and marketing video and reel-spinning gaming machines, video lottery terminals, and in gaming operations, which consists of the placement of leased participation gaming machines in legal gaming venues.  More information on WMS can be found at www.wms.com.

CONTACT:
William Pfund	Joseph Jaffoni or Richard Land
Vice President, Investor Relations	Jaffoni & Collins Incorporated
WMS Industries Inc	212/835-8500 or wms@jcir.com
847/785-3167 or bpfund@wms.com

-financial tables follow-

WMS Reports Record Fiscal Second Quarter Results, 2/6/2008             page 8

WMS INDUSTRIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Three and Six Months Ended December 31, 2007 and 2006
(in millions of U.S. dollars and millions of shares, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
REVENUES:	2007	2006	2007	2006
Product sales	$104.7	$93.8	$185.6	$162.4
Gaming operations	54.5	40.8	106.1	82.8
Total revenues	159.2	134.6	291.7	245.2
COSTS AND EXPENSES:
Cost of product sales (1)	54.4	51.7	96.7	91.1
Cost of gaming operations (1)	11.3	9.4	21.9	18.0
Research and development	17.5	14.1	34.3	26.6
Selling and administrative	34.1	26.6	61.9	50.2
Depreciation (1)	17.8	16.0	36.0	31.2
Total costs and expenses	135.1	117.8	250.8	217.1
OPERATING INCOME	24.1	16.8	40.9	28.1
Interest expense	(1.0)	(1.1)	(2.0)	(2.8)
Interest and other income, net	1.4	0.5	2.5	1.4
Income before income taxes	24.5	16.2	41.4	26.7
Provision for income taxes	8.5	4.0	14.3	7.4
NET INCOME	$16.0	$12.2	$27.1	$19.3
Earnings per share:
Basic	$0.32	$0.25	$0.54	$0.41
Diluted	$0.27	$0.22	$0.46	$0.35
Weighted-average common shares:
Basic common stock outstanding	50.2	48.0	50.0	47.6
Diluted common stock and common stock equivalents	61.0	58.8	60.9	58.3

( (1) Cost of product sales and cost of gaming operations exclude the following amounts of depreciation, which are included in the depreciation line item:

Cost of product sales	$0.9	$0.6	$1.7	$1.2
Cost of gaming operations	$14.7	$13.2	$30.1	$25.9

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WMS Reports Record Fiscal Second Quarter Results, 2/6/2008          page 9

WMS INDUSTRIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2007 and June 30, 2007
(in millions of U.S. dollars and millions of shares)

	December 31, 2007	June 30, 2007
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$57.7	$37.2
Restricted cash	24.4	16.0
Total cash, cash equivalents and restricted cash	82.1	53.2
Accounts receivable, net of allowances of $2.1 and $2.5, respectively	107.3	114.5
Notes receivable, current portion	64.4	59.4
Inventories	73.8	79.3
Deferred income tax assets	9.6	9.4
Other current assets	30.0	26.4
Total current assets	367.2	342.2

NON-CURRENT ASSETS:
Gaming operations equipment, net of accumulated depreciation of $149.8 and $129.3, respectively	85.7	90.0
Property, plant and equipment, net of accumulated depreciation of $65.5 and $57.9, respectively	105.8	91.9
Intangible assets	105.5	97.0
Deferred income tax assets	23.7	19.9
Other assets	15.4	14.7
Total non-current assets	336.1	313.5
TOTAL ASSETS	$703.3	$655.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$36.5	$38.8
Accrued compensation and related benefits	11.8	17.5
Other accrued liabilities	36.9	30.4
Total current liabilities	85.2	86.7

NON-CURRENT LIABILITIES:
Deferred income tax liabilities.	11.2	9.4
Long-term debt	115.0	115.0
Other non-current liabilities	12.9	11.0
Total non-current liabilities	139.1	135.4
Commitments, contingencies and indemnifications	—	—
STOCKHOLDERS’ EQUITY:
Preferred stock (5.0 shares authorized, none issued)	—	—
Common stock (100.0 shares authorized, 50.6 and 50.0 shares issued, respectively)	25.3	25.0
Additional paid-in capital	283.0	269.1
Retained earnings	163.5	138.2
Accumulated other comprehensive income	7.6	1.3
Treasury stock	(0.4)	—
Total stockholders’ equity	479.0	433.6
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$703.3	$655.7

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WMS Reports Record Fiscal Second Quarter Results, 2/6/2008             page 10

WMS INDUSTRIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months Ended December 31, 2007 and 2006
 (in millions of U.S. dollars)
(unaudited)

	Six Months Ended December 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$27.1	$19.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	36.0	31.2
Non-cash expenses	17.6	11.8
Bad debt expense	1.6	0.8
Deferred income taxes	(2.2)	(3.6)
Change in operating assets and liabilities, net of business acquisitions	(10.2)	(14.9)
Net cash provided by operating activities	69.9	44.6

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of business, net of cash acquired	(0.2)	(20.9)
Purchase of property, plant and equipment	(19.8)	(16.0)
Additions to gaming operations equipment	(28.7)	(32.3)
Investment and advances in royalties, licensed technologies, patents and trademarks, net of business acquisitions	(6.0)	(15.3)
Purchase of restricted long-term investments	(0.7)	–
Net cash used in investing activities	(55.4)	(84.5)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash received on exercise of stock options	10.8	14.3
Tax benefit from exercise of stock options	4.9	4.7
Proceeds from borrowings under revolving credit facility	–	10.0
Repayment of borrowings under revolving credit facility	–	(10.0)
Purchase of treasury stock	(10.0)	–
Net cash provided by financing activities	5.7	19.0
Effect of Exchange Rates on Cash and Cash Equivalents	0.3	1.7

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	20.5	(19.2)
CASH AND CASH EQUIVALENTS, beginning of period	37.2	39.1
CASH AND CASH EQUIVALENTS, end of period	$57.7	$19.9

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 WMS Reports Record Fiscal Second Quarter Results, 2/6/2008      page 11

WMS INDUSTRIES INC.
Supplemental Data – Earnings per Share
(in millions of U.S. dollars and millions of shares, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006

Net income	$16.0	$12.2	$27.1	$19.3
After tax interest expense and amortization of issuance cost on convertible subordinated notes	0.5	0.6	1.0	1.2
Diluted earnings (numerator)	$16.5	$12.8	$28.1	$20.5

Basic weighted average common shares outstanding	50.2	48.0	50.0	47.6
Dilutive effect of stock options	1.9	1.9	2.0	1.8
Dilutive effect of restricted common stock and warrants	0.2	0.2	0.2	0.2
Dilutive effect of convertible subordinated notes	8.7	8.7	8.7	8.7
Diluted weighted average common stock and common stock equivalents (denominator)	61.0	58.8	60.9	58.3

Basic earnings per share of common stock	$0.32	$0.25	$0.54	$0.41
Diluted earnings per share of common stock and common stock equivalents	$0.27	$0.22	$0.46	$0.35

Supplemental Data – Reconciliation of Adjusted EBITDA
(in millions of U.S. dollars)
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006

Net income	$16.0	$12.2	$27.1	$19.3

Net income	$16.0	$12.2	$27.1	$19.3
Provision for income taxes	8.5	4.0	14.3	7.4
Interest expense	1.0	1.1	2.0	2.8
Depreciation	17.8	16.0	36.0	31.2
Share-based compensation	4.9	3.9	8.1	6.6
Adjusted EBITDA	$48.2	$37.2	$87.5	$67.3

Adjusted EBITDA (earnings before interest, taxes, depreciation and share-based compensation) is a supplemental non-GAAP financial metric used by our management and commonly used by industry analysts to evaluate our financial performance.  Adjusted EBITDA provides additional useful information to investors regarding our ability to service debt and is a commonly used financial analysis tool for measuring and comparing gaming companies in areas of liquidity, operating performance, valuation and leverage.  Adjusted EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with U.S. generally accepted accounting principles.  All companies do not calculate Adjusted EBITDA in necessarily the same manner, and WMS’ presentation may not be comparable to those presented by other companies.

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